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                           July 20, 2021

       Matthew Schatzman
       Chief Executive Officer
       NextDecade Corp.
       1000 Louisiana Street, Suite 3900
       Houston, TX 77002

                                                        Re: NextDecade Corp.
                                                            Registration
Statement on Form S-3
                                                            Filed July 15, 2021
                                                            File No. 333-257923

       Dear Mr. Schatzman:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at (202) 551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Coleman Wombwell